Exhibit 99.6

G & L REALTY CORP.

9.8% Series B Cumulative Preferred Stock,

par value $.01 per share

NOTICE OF REDEMPTION

To the Holders of G & L Realty Corp. 9.8% Series B Cumulative Preferred Stock:

Notice of Redemption. G & L Realty Corp., a Maryland corporation (the “Company”), hereby gives notice of the redemption of all 1,277,710 issued and outstanding shares of the Company’s 9.8% Series B Cumulative Preferred Stock, par value $.01 per share (the “Series B Preferred Stock”).

Redemption Date and Price. In accordance with this Notice of Redemption, the Series B Preferred Stock will be redeemed on June 8, 2006 (such date, as it may be extended, the “Series B Redemption Date”) at a redemption price (the “Series B Redemption Price”) of $25.00 per share, plus all accrued and unpaid dividends thereon to the Series B Redemption Date (other than any dividend for which the Dividend Record Date (as defined in the Articles Supplementary governing the Series B Preferred Stock) has occurred prior to the Series B Redemption Date but for which the Dividend Payment Date (as defined in the Articles Supplementary governing the Series B Preferred Stock) will not occur until after the Series B Redemption Date). No interest will accrue on the Series B Redemption Price.

The redemption of the Series B Preferred Stock is subject to, and conditioned upon, the liquidation and dissolution of the Company on the Series B Redemption Date pursuant to the Plan of Complete Liquidation and Dissolution approved by the Board of Directors of the Company and a majority of the votes entitled to be cast by holders of the Company’s Common Stock, par value $.01 per share (as the same may be amended from time to time, the “Plan”). If the liquidation and dissolution of the Company on the Series B Redemption Date pursuant to the Plan do not occur, for any reason, the Series B Preferred Stock will not be redeemed pursuant to this notice and any and all documents presented to the Redemption Agent (as defined herein) in accordance with this Notice of Redemption and the accompanying Letter of Transmittal will be returned to the holder of Series B Preferred Stock who presented such documents.

Manner of Surrendering Certificates for Redemption. In order to receive the Series B Redemption Price, each holder of Series B Preferred Stock must surrender to Mellon Investor Services, as Redemption Agent (the “Redemption Agent”), at the address indicated on the accompanying Letter of Transmittal, on or after the Series B Redemption Date, the certificates for the shares of Series B Preferred Stock to be redeemed and deliver to the Redemption Agent the Letter of Transmittal, properly completed and duly executed, or a manually executed facsimile thereof, together with all other required documents.

Extension; Waiver of Conditions; Termination. The Company does not currently intend to extend the Series B Redemption Date. The Company expressly reserves the right to extend the Series B Redemption Date on a daily basis or for such period or periods as it may determine in its sole discretion from time to time by giving written or oral notice to the Redemption Agent and by making a public announcement thereof in the manner described below; provided, however, that the Series B Redemption Date may not be extended beyond July 7, 2006 (the “Termination Date”). In the event that liquidation and dissolution of the Company do not occur by the Termination Date, then the Series B Preferred Stock will not be redeemed pursuant to this notice and any and all documents presented to the Redemption Agent (as defined herein) in accordance with this Notice of Redemption and the accompanying Letter of Transmittal will be returned to the holder of Series B Preferred Stock who presented such documents.

The Company expressly reserves the right, in its sole discretion, to (1) extend the Series B Redemption Date, (2) waive any condition set forth in this Notice of Redemption or (3) at any time prior to the Series B Redemption Date, terminate the redemption of the Series B Preferred Stock. Any extension of the Series B Redemption Date or termination of the redemption of the Series B Preferred Stock, or any waiver of any condition set forth in this Notice of Redemption, will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Series B Redemption Date. Without limiting the manner by which the Company may choose to make such announcement, the Company shall not, unless otherwise required by law, have any obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service or such other means of public announcement as the Company deems appropriate.

DIVIDENDS ON THE SERIES B PREFERRED STOCK TO BE REDEEMED WILL CEASE TO ACCRUE ON THE SERIES B REDEMPTION DATE.

G & L REALTY CORP.

By:	/s/ David E. Hamer
	Name:	David E. Hamer
	Title:	Corporate Secretary

Date: May 5, 2006